Exhibit 12


                                 August 1, 2003



First Focus Funds, Inc.
1620 Dodge Street
Omaha, NE 68197

        Re: Plan of Reorganization for the First Focus Funds, Inc. First Focus Income Fund and First Focus Bond Fund

Dear Sirs:

         We have been asked to give our opinion, in accordance with Section 11(d) of the Agreement and Plan of Reorganization between First Focus Income Fund and First Focus Bond Fund, dated as of May 6, 2003 (the "Plan"), as to certain federal income tax consequences of consummating the transactions contemplated in the Plan.

Background

         First Focus Funds, Inc. (the "Company") is a Nebraska corporation operating as an open-end management investment company consisting of multiple investment portfolios, two of which are First Focus Bond Fund (the "Acquired Fund") and First Focus Income Fund (the "Acquiring Fund"). The Acquired Fund and the Acquiring Fund are sometimes referred to herein collectively as "Funds." The Company, as well as each of the Funds, is registered under the Investment Company Act of 1940, as amended, as an open-end investment company of the management type.

         It is proposed that all the assets and liabilities of the Acquired Fund be transferred to the Acquiring Fund. As consideration for such transfer, the Acquiring Fund shall issue to the Acquired Fund a number of full and fractional shares of common stock in the Acquiring Fund equal to the net asset value of the Acquired Fund determined immediately prior to the transfer.

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First Focus Funds, Inc.
August 1, 2003
Page 2


         Immediately after the transfer, the Acquiring Fund shares issued to the Acquired Fund shall be distributed to the shareholders of the Acquired Fund in liquidation of the Acquired Fund, and the Acquired Fund shall cease operations. Each shareholder of the Acquired Fund shall receive shares of the Acquiring Fund equal in value to his or her shares held in the Acquired Fund immediately before the transfer. The outstanding shares of the Acquired Fund shall be cancelled, and the Acquired Fund shall be terminated.

Assumptions

         For purposes of this opinion, we have made several assumptions, as follows:

         1. Each of the Funds qualified as a "regulated investment company" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code"), for its most recently ended fiscal year and will continue to so qualify for its current fiscal year;

         2. The Acquiring Fund is acquiring at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction, treating any assets used to pay dissenting shareholders or to make other than regular and normal distributions or redemptions as unacquired assets;

         3. The shareholders of the Acquired Fund have no plan or intention to dispose of a number of shares of the Acquiring Fund received by them as a result of the transaction which would result in their owning in the aggregate shares of the Acquiring Fund Fund having a fair market value that is less than 50% of the fair market value of the Acquired Fund shares outstanding immediately before the transaction (including any Acquired Fund shares redeemed in anticipation of the transaction);

         4. The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

         5. The Acquiring Fund has no plan or intention to sell or otherwise to dispose of any of the assets of the Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of business;

         6. The liabilities of the Acquired Fund assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund are subject were incurred by the Acquired Fund in the ordinary course of business;

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First Focus Funds, Inc.
August 1, 2003
Page 3

         7. The transaction serves a business purpose or purposes of the Funds and that following the transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in a business;

         8. There is no intercorporate indebtedness existing between the Acquiring Fund and the Acquired Fund that was issued, acquired or will be settled at a discount;

         9. The Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Acquired Fund;

         10. The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the Untied States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

         11. The Plan, substantially in the form included as an exhibit to the Registration Statement of the Company, on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), has been or will be duly authorized by the Company.

         The opinions set forth below are subject to: the approval of the Plan by the respective shareholders of the Funds; the proper submission and filing of appropriate documents with the appropriate government agencies; and the satisfaction of the terms and conditions set forth in the Plan.

Conclusions

         Based upon the Code and applicable existing and proposed Treasury Regulations promulgated thereunder as in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures, applicable judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for federal income tax purposes that:

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First Focus Funds, Inc.
August 1, 2003
Page 4

                    (i) the transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund and distribution to shareholders of the Acquired Fund of the shares the shares of the Acquiring Fund so received, as described in the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C) or 368(a)(1)(D);

                   (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund as a result of such transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund as a result of such transactions;

                   (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of either of the Funds on the distribution to the Acquired Fund shareholders by the Acquired Fund of shares of the Acquiring Fund in exchange for their shares of the Acquired Fund, as described in the Plan;

                    (v) in accordance with section 362(b) of the Code, the basis to the Acquiring Fund of the assets of the Acquired Fund received pursuant to the transactions will be the same as the basis of those assets in the hands of the Acquired Fund immediately before the transactions;

                    (vi) in accordance with section 358(a)(1) of the Code, the basis of the Acquiring Fund shares received by a shareholder of a Acquired Fund will be the same as the basis of the shareholder's Acquired Fund shares immediately before the transactions;

                  (vii) in accordance with section 1223(2) of the Code, the Acquiring Fund's holding period with respect to any asset acquired from the Acquired Fund will include the period for which such asset was held by the Acquired Fund; and

                  (viii) in accordance with section 1223(1) of the Code, an Acquired Fund shareholder's holding period for Acquiring Fund shares will be determined by including the period for which the shareholder held the Acquired Fund shares exchanged therefor, provided that the shareholder held the Acquired Fund shares as a capital asset.

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First Focus Funds, Inc.
August 1, 2003
Page 5

         We express no opinion relating to any federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed Regulations promulgated thereunder and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Form N-14 Registration Statement filed by First Focus Funds, Inc. in connection with the proposed reorganization.

                                  Very truly yours,


                                  /s/ SCOTT D. KELLY
                                  For the Firm